UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

palmOne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 N. McCarthy Blvd., Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

(408) 503-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2005, palmOne, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with PalmSource, Inc., a Delaware corporation (“PalmSource”), and Palm Trademark Holding Company, LLC, a Delaware limited liability company (“Holding”), pursuant to which the Company acquired full ownership rights in Holding by purchasing all of PalmSource’s membership interests in Holding, effective May 24, 2005. Holding was established by the Company and PalmSource in connection with the spin-off of PalmSource in 2003 for the purpose of sharing and administering the use of tradenames, trademarks and other intellectual property rights associated with the Palm brands. Pursuant to the terms of the Purchase Agreement, the Company will pay PalmSource $30 million dollars over a 3.5 year period as follows: $7.5 million at each of the closing of the sale, the first anniversary of the closing and the second anniversary of the closing, and $3.75 million at each of the third anniversary of the closing and 6 months after the third anniversary of the closing. The Purchase Agreement also included an agreement by the Company to certain limited restrictions on the use of Palm marks in connection with operating systems for use in certain categories of handheld devices. In connection with the Agreement: (i) the Company and PalmSource made certain representations and warranties to each other; (ii) the parties agreed to a general release of any claims that might arise from their prior business arrangements in connection with Holding and related licenses; and (iii) the Company agreed to license the marks PALM OS, PALMSOURCE, PALM POWERED and PALM DESKTOP to PalmSource for a period of 4 years. PalmSource will adopt a new brand identity during this period. The Company plans to change its name to Palm, Inc. later this year.

On May 23, 2005, the Company entered into a Second Amended and Restated Software License Agreement (the “SARSLA”) with PalmSource, PalmSource Overseas Limited, a company organized and existing under the laws of the Cayman Islands, and palmOne Ireland Investment, a company organized and existing under the laws of The Republic of Ireland, amending and restating the prior agreement between the parties. The SARSLA extends the term of the license of Palm OS and other software products of PalmSource to the Company for an additional 3 years, and, as amended, will now terminate on December 2, 2009. Pursuant to the terms of the SARSLA, PalmSource will receive minimum royalty commitments of $148.5 million and source code license fees in the amount of $3.2 million over the remaining course of the agreement as follows. The minimum annual royalty commitments for the years ending December 3, 2005 and 2006 remain unchanged from the prior agreement at $41.0 million and $42.5 million, respectively. The minimum annual royalty commitments under the extended term of the SARSLA for the years ending December 3, 2007, 2008 and 2009 are $35 million, $20 million and $10 million, respectively, subject to PalmSource’s satisfaction of certain development milestones. The source code license fees consist of $2 million payable by the Company in June 2005 for the remaining installment due under the prior agreement and an additional $400,000 per year for each year during the extended term of the SARSLA. Money spent by the Company on professional services will be credited towards the minimum annual commitments on the basis of $1 of credit for each $2 spent by the Company, up to a maximum credit of $2 million per year.

The foregoing is a summary of the material terms of the Purchase Agreement, which is attached hereto as Exhibit 10.1, and the SARSLA, which will be filed by the Company with or prior to its annual report on Form 10-K, and is qualified by reference to the terms of such agreements.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
10.1	Purchase Agreement, by and among palmOne, Inc., a Delaware company, PalmSource, Inc., a Delaware company, and Palm Trademark Holding Company, LLC, a Delaware limited liability company, dated as of May 23, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALMONE, INC.
Date: May 26, 2005	/s/ MARY E. DOYLE
Mary E. Doyle
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Purchase Agreement, by and among palmOne, Inc., a Delaware company, PalmSource, Inc., a Delaware company, and Palm Trademark Holding Company, LLC, a Delaware limited liability company, dated as of May 23, 2005